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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:

                      TIME WARNER INC. REPORTS RESULTS FOR
                        2005 FULL YEAR AND FOURTH QUARTER

NEW YORK, FEBRUARY 1, 2006 - Time Warner Inc. (NYSE:TWX) today reported financial results for its fourth quarter and full year ended December 31, 2005.

Chairman and Chief Executive Officer Dick Parsons said: "I'm pleased with our Company's 2005 financial performance that drew strength from across our businesses -- led by double-digit gains at our Cable and Networks segments. We achieved all of our full-year financial objectives, and each of our businesses made significant progress against its respective operating and competitive goals. In 2005, our film studios combined to top the domestic and global box offices as well as U.S. home video sales; TNT and TBS continued to lead their competitors in key audiences; and Time Inc. again ranked first in U.S. magazine advertising. Time Warner Cable set new records in its video, data and voice subscription growth for the year, while we made important strategic progress at AOL. At the same time, we continued to allocate our capital to targeted high-growth, strategic opportunities inside and outside the Company, including our $12.5 billion stock repurchase plan."

Mr. Parsons continued: "Our scale and closely related, industry-leading businesses give Time Warner significant competitive advantages and strategic flexibility in today's rapidly changing environment. In the coming year, we'll continue to derive real value from our unique opportunities and deliver on our top priority for our shareholders: to provide a highly competitive near-term return while building sustainable value."

FULL-YEAR RESULTS

Revenues rose 4% over 2004 to $43.7 billion, reflecting increases at the Company's Cable, Networks, Publishing and Filmed Entertainment reporting segments.

Adjusted Operating Income before Depreciation and Amortization climbed to $10.7 billion, up 8% from $9.9 billion in the prior year, driven by double-digit growth at the Cable and Networks segments as well as gains at the AOL and Publishing segments. Operating Income decreased to $4.5 billion in 2005 from $6.2 billion in 2004 - reflecting primarily the costs associated with securities litigation, offset partly by the growth in Adjusted Operating Income before Depreciation and Amortization.

Cash Provided by Operations amounted to $5.0 billion, and Free Cash Flow grew to $4.4 billion. As of December 31, Net Debt was $16.1 billion, essentially flat compared to the beginning of 2005, reflecting payments made in connection with securities litigation and government investigations, repurchases of common stock and dividends.

Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change was $0.62 for the year ended December 31, 2005, compared to $0.68 in 2004. The current and prior year amounts included certain items affecting comparability that are described in detail in the Consolidated Reported Net Income and Per Share Results section below. The net impact of such items was to decrease the current year results by $0.18 and the prior year results by $0.01 per diluted common share.
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FOURTH-QUARTER RESULTS

Revenues climbed 7% over the same period in 2004 to $11.9 billion, driven by increases at the Filmed Entertainment, Cable, Networks and Publishing segments.

Adjusted Operating Income before Depreciation and Amortization rose 18% to $2.9 billion, reflecting double-digit increases at the Networks, Filmed Entertainment, Cable and Publishing segments. Operating Income improved 37% to $2.2 billion.

Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change was $0.29 for the three months ended December 31, 2005, compared to $0.24 in last year's fourth quarter. The current and prior year amounts included certain items affecting comparability that are described in detail in the Consolidated Reported Net Income and Per Share Results section below. The net impact of such items was to increase both the current and prior year results by $0.04 per diluted common share.

UPDATE ON $12.5 BILLION STOCK REPURCHASE PROGRAM

The Board of Directors last year authorized a $12.5 billion stock repurchase program that is scheduled to run to August 2007.

From inception through January 31, 2006, the Company has repurchased approximately 167 million shares of common stock for approximately $3.0 billion.

Purchases for the stock repurchase program may be made from time to time on the open market and in privately negotiated transactions. Size and timing of these purchases will be based on such factors as price and business and market conditions.

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PERFORMANCE OF SEGMENTS

The schedules below reflect Time Warner's performance for the three months and full year ended December 31, by line of business (in millions):

THREE AND TWELVE MONTHS ENDED DECEMBER 31:

                                                                  THREE MONTHS ENDED DECEMBER 31,  TWELVE MONTHS ENDED DECEMBER 31,
                                                                       2005          2004              2005         2004
                                                                     ---------     --------          --------     --------
REVENUES:
AOL                                                                  $   2,012     $  2,183          $  8,283     $  8,692
Cable                                                                    2,500        2,204             9,498        8,484
Filmed Entertainment                                                     3,624        3,272            11,924       11,853
Networks                                                                 2,439        2,293             9,611        9,054
Publishing                                                               1,727        1,638             5,846        5,565
Intersegment Eliminations                                                 (415)        (481)           (1,510)      (1,559)
                                                                     ---------     --------          --------     --------

TOTAL REVENUES                                                       $  11,887     $ 11,109          $ 43,652     $ 42,089
                                                                     =========     ========          ========     ========

ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND
AMORTIZATION (a):
AOL (b)                                                              $     342      $   326          $  1,913     $  1,762
Cable                                                                      985          887             3,652        3,278
Filmed Entertainment (c)                                                   402          284             1,284        1,474
Networks (d)                                                               811          663             2,999        2,701
Publishing (e)                                                             448          405             1,251        1,188
Corporate (f) (g)                                                         (136)        (116)             (430)        (484)
Intersegment Eliminations                                                   19          (18)               (7)         (22)
                                                                     ---------     --------          --------     --------
TOTAL ADJUSTED OPERATING INCOME BEFORE DEPRECIATION
AND AMORTIZATION (a)                                                 $   2,871     $  2,431          $ 10,662     $  9,897
                                                                     =========     ========          ========     ========

OPERATING INCOME:
AOL (b)                                                              $     174     $    120          $  1,168     $    934
Cable                                                                      555          497             1,988        1,764
Filmed Entertainment (c)                                                   307          201               943        1,157
Networks (d)                                                               741          602             2,738        2,461
Publishing (e)                                                             392          341             1,028          934
Corporate (f) (g)                                                         (148)        (127)             (474)        (527)
Legal recoveries/(expenses) (h)                                            160          (13)           (2,865)        (536)
Intersegment Eliminations                                                   19          (18)               (7)         (22)
                                                                     ---------     --------          --------     --------

TOTAL OPERATING INCOME                                               $   2,200     $  1,603          $  4,519     $  6,165
                                                                     =========     ========          ========     ========

----------
(a) Adjusted Operating Income before Depreciation and Amortization excluded the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales and amounts related to securities litigation and government investigations. Refer to the reconciliations of Adjusted Operating Income before Depreciation and Amortization to Operating Income before Depreciation and Amortization on pages 15 and 16. Operating Income included these items in their respective periods.

(b) For the twelve months ended December 31, 2005, Adjusted Operating Income before Depreciation and Amortization excluded a noncash goodwill impairment charge of $24 million related to America Online Latin America, Inc., a $5 million gain related to the sale of a building and a $5 million gain related to the 2004 sale of Netscape Security Solutions; for the three and twelve months ended December 31, 2004, Adjusted Operating Income before Depreciation and Amortization excluded a $7 million gain on the sale of Netscape Security Solutions; for the twelve months ended December 31, 2004, Adjusted Operating Income before Depreciation and Amortization excluded a $13 million gain on the sale of AOL Japan and a noncash impairment charge of $10 million related to a building that was held for sale. Operating Income included these amounts in their respective periods.

(c) For the three and twelve months ended December 31, 2005, Adjusted Operating Income before Depreciation and Amortization excluded a $5 million gain related to the sale of a property in California at Filmed Entertainment. Operating Income included this amount in both periods.

(d) For the twelve months ended December 31, 2004, Adjusted Operating Income before Depreciation and Amortization excluded a loss of approximately $7 million related to the sale of the winter sports teams. Operating Income included this amount in the period.

(e) For the twelve months ended December 31, 2005, Adjusted Operating Income before Depreciation and Amortization excluded an $8 million gain related to the collection of a loan made in conjunction with the Company's 2003 sale of Time Life Inc., which was previously fully reserved due to concerns about recoverability; for the twelve months ended December 31, 2004, Adjusted Operating Income before Depreciation and Amortization excluded an $8 million gain related to the sale of a building. Operating Income included these items in their respective periods.

(f) For the three and twelve months ended December 31, 2005, Adjusted Operating Income before Depreciation and Amortization excluded $160 million in net recoveries and $2.9 billion in net expenses, respectively, related to securities litigation and government investigations; for the three and twelve months ended December 31, 2004, Adjusted Operating Income before Depreciation and Amortization excluded $13 million and $536 million, respectively, in net expenses related to securities litigation and government investigations.

(g) For the twelve months ended December 31, 2004, Adjusted Operating Income before Depreciation and Amortization and Operating Income included $53 million of costs associated with the relocation from the Company's former corporate headquarters, of which approximately $4 million was reversed in the twelve months ended December 31, 2005, as updated estimates indicated they would no longer be incurred.

(h) Represented amounts related to securities litigation and government investigations. For segment reporting purposes in the Company's financial statements, amounts are reflected in the results of the Corporate segment. For the three and twelve months ended December 31, 2005, amounts included $160 million in net recoveries and $2.9 billion in net expenses, respectively, related to securities litigation and government investigations. For the three and twelve months ended December 31, 2004, amounts included $13 million and $536 million, respectively, in net expenses related to securities litigation and government investigations.

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Presented below is a discussion of Time Warner's segments for the fourth quarter and full year 2005. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

AOL (AMERICA ONLINE)

FULL-YEAR RESULTS

REVENUES declined 5% ($409 million) to $8.3 billion, reflecting a 10% decrease ($722 million) in Subscription revenues, offset in part by a 33% increase ($333 million) in Advertising revenues. Driving the growth in Advertising revenues were higher revenues from Advertising.com ($162 million), which was acquired on August 2, 2004, as well as a 35% rise ($116 million) in paid search and an increase in traditional advertising. The decline in Subscription revenues was due to a decrease in domestic AOL brand members as well as unfavorable changes in the price plan mix of AOL brand subscribers.

ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION climbed 9% ($151 million) to $1.9 billion, benefiting from reductions in network ($485 million) and marketing expenses, as well as higher Advertising revenues, offset partially by lower domestic Subscription revenues. The current and prior year periods reflected net restructuring charges of $10 million and $50 million, respectively.

OPERATING INCOME grew 25% ($234 million) to $1.2 billion, due to the increase in Adjusted Operating Income before Depreciation and Amortization as well as lower depreciation expense ($105 million).

FOURTH-QUARTER RESULTS

REVENUES decreased 8% ($171 million) to $2.0 billion. ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION rose 5% ($16 million) to $342 million. The current and prior year quarters reflected restructuring charges of $15 million and $52 million, respectively. The 2004 period also included a $56 million reserve reversal related to the extension of the moratorium on Internet sales taxes (Internet Tax Nondiscrimination Act). This reversal had no meaningful full-year impact, as the reserve was primarily accrued earlier in 2004. OPERATING INCOME grew 45% ($54 million) to $174 million, benefiting from the increase in Adjusted Operating Income before Depreciation and Amortization as well as lower depreciation ($33 million) and amortization ($12 million) expenses.

HIGHLIGHTS

As of December 31, 2005, the AOL service totaled 19.5 million U.S. members, a decline of 625,000 from the prior quarter and 2.8 million from the year-ago quarter. In Europe, the AOL service had 6.0 million members, a decrease of 108,000 from the previous quarter and a decline of 287,000 from last year's quarter.

During the fourth quarter, AOL had 109 million average monthly domestic unique visitors and 54 billion page views, according to comScore Media Metrix, which translates into 164 average monthly page views per unique visitor.

CABLE (TIME WARNER CABLE)

FULL-YEAR RESULTS

REVENUES rose 12% ($1.0 billion) to $9.5 billion, representing a 12% increase ($995 million) in Subscription revenues and a 4% climb ($19 million) in Advertising revenues. Subscription revenues benefited from a 22% increase ($385 million) in high-speed data revenues, significant growth in Digital Phone revenues ($253 million) and an 18% rise ($121 million) in enhanced digital video revenues as well as higher basic cable rates. Average monthly revenue per basic cable subscriber climbed 12% to approximately $85.

OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION increased 11% ($374 million) to $3.7 billion, due to the growth in Revenues, offset in part by a 10% rise in programming expenses ($195 million) and higher general operating expenses for new services. The current year includes merger-related and restructuring charges of $42 million. The prior year included legal settlement costs of $34 million related to Urban Cable.

OPERATING INCOME climbed 13% ($224 million) to $2.0 billion, reflecting the increase in Operating Income before Depreciation and Amortization, offset partly by higher depreciation expense ($150 million).

FOURTH-QUARTER RESULTS

REVENUES rose 13% ($296 million) to $2.5 billion. OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION grew 11% ($98 million) to $985 million. The fourth quarter included a 6% ($28 million) increase in programming expenses, which reflected a net benefit of approximately $25 million primarily associated with changes in programming estimates (a portion of which were accrued earlier in 2005). The quarter also included $9 million of merger-related and restructuring charges. OPERATING INCOME climbed 12% ($58 million) to $555 million, offset partly by higher depreciation expense ($41 million).

SUBSCRIBER UPDATE

As of December 31, 2005, Time Warner Cable managed nearly 11.0 million basic video cable subscribers, which included approximately 1.6 million subscribers in unconsolidated joint ventures. Basic video cable subscribers climbed 34,000 from the prior quarter (the highest fourth-quarter growth since 2002) and 73,000 from the year-ago quarter. Digital video subscribers grew 199,000 in the quarter (the largest fourth-quarter increase since 2002) and 595,000 in the full year for a total of 5.4 million, representing 49% of basic video cable subscribers. Digital Video Recorder subscribers rose 219,000 during the quarter (the largest quarterly increase ever) and 621,000 for the full year to 1.5 million subscribers, serving 27% of digital video customers.

Residential high-speed data subscribers grew by 265,000 during the quarter and 909,000 in the full year for a total of 4.8 million, representing 25% of service-ready homes passed. This marks the largest fourth-quarter increase since 2002, and it is the fourth consecutive quarter in which net residential high-speed data subscriber additions surpassed 200,000. Digital Phone subscribers climbed 246,000 in the quarter (the largest quarterly increase ever) and 880,000 in the full year for a total of 1.1 million, representing 7% of eligible homes passed.

FILMED ENTERTAINMENT (WARNER BROS. ENTERTAINMENT & NEW LINE CINEMA)

FULL-YEAR RESULTS

REVENUES increased 1% ($71 million) to $11.9 billion. The current year benefited from growth in home video revenue from television product, record international television distribution results at Warner Bros. and a strong domestic theatrical slate. These items more than offset difficult comparisons to the prior year's industry record international theatrical performance at Warner Bros., which included Harry Potter and the Prisoner of Azkaban, Troy and The Last Samurai, as well as higher international overages from New Line's The Lord of the Rings trilogy and higher domestic network and syndication revenues from episodic television properties, most notably Friends, The Drew Carey Show and Seinfeld, in the prior year.

ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION decreased 13% ($190 million) to $1.3 billion. This decline is due to difficult comparisons to the prior year contributions from The Lord of the Rings trilogy, domestic television syndication results and the international theatrical slate. The current year includes restructuring charges of $33 million.

OPERATING INCOME declined 18% ($214 million) to $943 million, due to the decrease in Adjusted Operating Income before Depreciation and Amortization as well as higher depreciation and amortization expenses.

FOURTH-QUARTER RESULTS

REVENUES climbed 11% ($352 million) to $3.6 billion. ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION grew 42% ($118 million) to $402 million. The current year quarter reflected restructuring charges of $33 million. OPERATING INCOME rose 53% ($106 million) to $307 million, driven by higher Adjusted Operating Income before Depreciation and Amortization, offset partially by increases in amortization and depreciation expenses.

ACHIEVEMENTS

For the fifth consecutive year, Time Warner's studios combined for the #1 position in global box office. In domestic box office, Time Warner's studios captured an industry-leading share of 21.7% in 2005, with four films each generating more than $200 million in domestic box office receipts - Warner Bros.' Harry Potter and the Goblet of Fire, Charlie and the Chocolate Factory and Batman Begins as well as New Line's Wedding Crashers.

Warner Bros. Pictures earned first place in both the domestic ($1.4 billion) and international ($1.9 billion) box offices in 2005. Internationally, Warner Bros. Pictures has grossed over a billion dollars a year for five years in a row and led in international box office in four of the past five years.

Warner Home Video ranked #1 for the fifth consecutive year, garnering an industry-leading 21.4% share of home video sales in the U.S. Notable 2005 home video releases included Warner Bros.' The Polar Express, Batman Begins, Charlie and the Chocolate Factory, Troy and Ocean's Twelve and New Line's The Notebook and Monster-in-Law.

At the 63rd Annual Golden Globe Awards, Warner Bros. Pictures received the Best Supporting Actor award for George Clooney's performance in Syriana, and Warner Independent Pictures' Paradise Now was named the Best Foreign Language Film.

Among the nominations for the 78th Annual Academy Awards are six for Warner Independent Pictures' Good Night, and Good Luck, as well as one each for March of the Penguins and Paradise Now. At Warner Bros. Pictures, Batman Begins, Charlie and the Chocolate Factory, Harry Potter and the Goblet of Fire, North Country, Syriana and Tim Burton's Corpse Bride all garnered nominations. And New Line's A History of Violence and The New World received a total of three nominations.

NETWORKS (TURNER BROADCASTING, HBO & THE WB NETWORK)

FULL-YEAR RESULTS

REVENUES rose 6% ($557 million) to $9.6 billion, benefiting from growth in Subscription, Advertising and Content revenues. Subscription revenues climbed 7% ($347 million), due to higher rates and, to a lesser extent, increased subscribers at Turner and HBO. These subscription gains were offset in part by the lower net effect of resolving certain contractual agreements ($22 million in the current year compared to approximately $50 million last year). The 7% growth ($191 million) in Advertising revenues included an 11% rise at the Turner networks, offset partly by a 9% decline at The WB Network. Content revenues climbed 4% ($41 million), due mainly to higher ancillary sales of HBO's original programming, offset in part by lower licensing revenue associated with fewer episodes of Everybody Loves Raymond and the absence of revenue ($22 million) from Turner's winter sports teams and arena, which were sold in the first quarter of 2004.

ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION grew 11% ($298 million) to $3.0 billion, reflecting higher Subscription, Advertising and Content revenues, offset partially by an increase in programming expenses ($101 million), due to higher costs for original series and sports rights at Turner and a rise in overall general operating expenses. The current year includes restructuring charges of $4 million. The prior year included a $75 million benefit related to bad debt reserve reversals associated with the Adelphia bankruptcy.

OPERATING INCOME climbed 11% ($277 million) to $2.7 billion, benefiting from the increase in Adjusted Operating Income before Depreciation and Amortization, offset partially by higher depreciation expense.

FOURTH-QUARTER RESULTS

REVENUES grew 6% ($146 million) to $2.4 billion. OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION climbed 22% ($148 million) to $811 million. The current year quarter reflected restructuring charges of $4 million. OPERATING INCOME rose 23% ($139 million) to $741 million, reflecting the increase in Operating Income before Depreciation and Amortization, offset in part by higher depreciation expense.

ACHIEVEMENTS

For the year, TNT was the leader in adults 18-49 and adults 25-54 in prime-time and total day - setting new advertising-supported cable records in both categories for the best ever annual delivery. In 2005, TBS ranked #1 in prime-time delivery among adults 18-34 and aired the four top comedies on advertising-supported cable among adults 18-49 - Sex and the City, Everybody Loves Raymond, Seinfeld and Friends. In its first year as an individually rated network, Adult Swim led in total day delivery among adults 18-34. No advertising-supported cable network has ever delivered as many adult 18-34 viewers.

HBO earned three Golden Globe awards in 2006, with two for Empire Falls and one for Lackawanna Blues. HBO earned three Academy Award nominations for The Death of Kevin Carter: Casualty of the Bang Bang Club, The Mushroom Club and The Moon and the Son: An Imagined Conversation.

PUBLISHING (TIME INC.)

FULL-YEAR RESULTS

REVENUES were up 5% ($281 million) to $5.8 billion, reflecting a 5% increase ($134 million) in Advertising revenues and an 18% climb ($99 million) in Content revenues, driven by Time Warner Book Group. Advertising revenues benefited from the acquisitions of Essence and Grupo Editorial Expansion, higher contributions from recent magazine launches, led by Life, and strength at Real Simple and People, offset partially by lower revenues at certain magazines, including Sports Illustrated and Time.

ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION rose 5% ($63 million) to $1.3 billion, due primarily to growth at Time Warner Book Group, Synapse and Real Simple, offset in part by restructuring charges of $28 million, a decline at Time and greater start-up losses ($12 million).

OPERATING INCOME climbed 10% ($94 million) to $1.0 billion, benefiting from the increase in Adjusted Operating Income before Depreciation and Amortization and lower amortization expense ($41 million).

FOURTH-QUARTER RESULTS

REVENUES increased 5% ($89 million) to $1.7 billion. OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION rose 11% ($43 million) to $448 million. The current year quarter reflected restructuring charges of $28 million. OPERATING INCOME climbed 15% ($51 million) to $392 million, driven by the increase in Operating Income before Depreciation and Amortization and lower amortization expense.

ACHIEVEMENTS

Based on Publishers Information Bureau (PIB) data, Time Inc.'s 2005 industry-leading share of overall domestic advertising was 23.4%, exclusive of newspaper supplements.

People was named Advertising Age's 2005 "Magazine of the Year," with Real Simple ranked second. (Real Simple has made the list four straight years.)

IPC Media's Pick Me Up won the British Society of Magazine Editors' Launch of the Year award. This is the second year in a row IPC received this award (Nuts in 2004).

Time Warner Book Group added 16 titles to the New York Times bestseller list this quarter - with seven titles at #1, including James Patterson's Mary, Mary, Nicholas Sparks' At First Sight, Michael Connelly's The Lincoln Lawyer and Joel Osteen's Your Best Life Now - bringing the 2005 total to a record 69 titles.

CONSOLIDATED REPORTED NET INCOME AND PER SHARE RESULTS

FULL-YEAR RESULTS

For the year ended December 31, 2005, the Company reported Net Income of $2.9 billion, or $0.62 per diluted common share. This compares to 2004 Net Income of $3.4 billion, or $0.72 per diluted common share.

For the year ended December 31, 2005, the Company reported Income before Discontinued Operations and Cumulative Effect of Accounting Change of $2.9 billion, or $0.62 per diluted common share. This compares to Income before Discontinued Operations and Cumulative Effect of Accounting Change in 2004 of $3.2 billion, or $0.68 per diluted common share.

Certain pre-tax items in the current year affected comparability, including $2.9 billion in net expenses related to securities litigation and government investigations, a $24 million impairment related to AOL Latin America and a $13 million writedown on an investment in NTV, offset in part by a $53 million gain related to an increase in fair value of the option in Warner Music Group, an $8 million gain related to the collection of a loan made in conjunction with the Company's 2003 sale of Time Life, a $5 million gain on the sale of a building at AOL and a $5 million gain related to the sale of America Online's Netscape Security Solutions business, as well as a $5 million gain on the sale of a property in California at Filmed Entertainment. The current year also included a $925 million gain on the sale of an investment in Google, a $44 million gain related to the sale of an investment in Columbia House and $55 million in other net investment gains. In addition, the current year's income tax provision benefited from $481 million related to certain state tax law changes and state tax methodologies and the recognition of net capital loss carryforwards.

Certain items in the prior year similarly affected comparability, including $536 million in net expenses related to securities litigation and government investigations, a $10 million impairment related to the sale of a building at America Online and an approximate $7 million loss on the sale of Turner's winter sports teams, offset in part by a $50 million gain related to an increase in fair value of the option in Warner Music

Group and gains of $13 million, $8 million and $7 million on the sales of AOL Japan, a Time Inc. building, and America Online's Netscape Security Solutions business, respectively. The prior year also reflected $424 million in pre-tax net investment gains, which included $188 million, $113 million and $44 million related to the sale of investments in Google, VIVA and Gateway, respectively, as well as a $110 million tax benefit associated with the realization of net capital loss carryforwards.

In aggregate, the items noted above had the net effect of decreasing the current year's Income before Discontinued Operations and Cumulative Effect of Accounting Change by $849 million (net of taxes), or $0.18 per diluted common share, and decreasing the previous year's Income before Discontinued Operations and Cumulative Effect of Accounting Change by $33 million (net of taxes), or $0.01 per diluted common share. Excluding such items, the growth in Income before Discontinued Operations and Cumulative Effect of Accounting Change and Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change was driven primarily by an increase in Operating Income and lower interest expense, offset partly by a higher tax provision.

FOURTH-QUARTER RESULTS

For the three months ended December 31, 2005, the Company reported Net Income of $1.4 billion, or $0.29 per diluted common share. This compares to Net Income in the 2004 comparable quarter of $1.1 billion, or $0.24 per diluted common share.

For the three months ended December 31, 2005, the Company reported Income before Discontinued Operations and Cumulative Effect of Accounting Change of $1.4 billion, or $0.29 per diluted common share. This compares to Income before Discontinued Operations and Cumulative Effect of Accounting Change in 2004 of $1.1 billion, or $0.24 per diluted common share.

Certain pre-tax items in the current year affected comparability, including $160 million in net recoveries related to securities litigation and government investigations, a $5 million gain on the sale of a property in California at Filmed Entertainment and a $108 million benefit in the tax provision related to changes in state tax methodologies and the recognition of net capital loss carryforwards, offset in part by $4 million in net investment losses.

Certain items in the prior year quarter similarly affected comparability, including $82 million in net investment gains (due primarily to a $44 million gain on the sale of the Gateway investment), a $50 million gain related to an increase in fair value of the option in Warner Music Group and a $7 million gain on the sale of America Online's Netscape Security Solutions business, offset partly by $13 million in net expenses related to securities litigation and government investigations. The prior year quarter's amount also included a $110 million tax benefit associated with the realization of net capital loss carryforwards.

In aggregate, the items noted above had the net effect of increasing the current year quarter's Income before Discontinued Operations and Cumulative Effect of Accounting Change by $206 million (net of taxes), or $0.04 per diluted common share, and increasing the previous year period's Income before Discontinued Operations and Cumulative Effect of Accounting Change by $183 million (net of taxes), or $0.04 per diluted common share. Excluding such items, the growth in Income before Discontinued Operations and Cumulative Effect of Accounting Change and Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change was driven primarily by an increase in Operating Income and lower interest expense, offset partly by a higher tax provision.

USE OF OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION, ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION AND FREE CASH FLOW

During the fourth quarter of 2005, the Company revised its definitions of Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow to exclude all of the amounts associated with the securities litigation and SEC/DOJ government investigations. In addition to legal reserves that have been previously excluded, Adjusted Operating Income before Depreciation and Amortization now excludes legal and professional expenses and insurance recoveries related to the securities litigation and government investigations. Similarly, in addition to payments related to securities litigation that have been previously excluded, Free Cash Flow now excludes legal and professional expenses and insurance recoveries related to the securities litigation and government investigations and payments for settlements related to the government investigations. These revised definitions have been applied for all periods presented.

The Company utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales and amounts related to securities litigation and government investigations (referred to herein as Adjusted Operating Income before Depreciation and Amortization). Both Operating Income before Depreciation and Amortization and Adjusted Operating Income before Depreciation and Amortization are considered important indicators of the operational strength of the Company's businesses. Operating Income before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of noncash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Moreover, Adjusted Operating Income before Depreciation and Amortization does not reflect gains and losses on asset sales or amounts related to securities litigation and government investigations or any impairment charge related to goodwill, intangible assets and fixed assets. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow is Cash Provided by Operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries), less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any. The Company uses Free Cash Flow to evaluate the performance of its businesses and this measure is considered an important indicator of the Company's liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with the securities litigation and government investigations, which reduce liquidity.

Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company's Operating Income, Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

INFORMATION ON BUSINESS OUTLOOK RELEASE AND EARNINGS CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2006 full-year business outlook.

The Company's earnings conference call can be heard live at 8:30 am ET on Wednesday, February 1, 2006. To listen to the call, visit www.timewarner.com/investors or AOL Keyword: IR.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACTS:

Corporate Communications                       Investor Relations
------------------------                       -------------------
Edward Adler (212) 484-6630                    Jim Burtson (212) 484-8719
Susan Duffy (212) 484-6686                     Kelli Turner (212) 484-8269

                                      # # #

                                TIME WARNER INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                                                            DECEMBER 31,   DECEMBER 31,
                                                                                                2005           2004
                                                                                            ------------   ------------
                                                                                                (MILLIONS, EXCEPT
                                                                                                PER SHARE AMOUNTS)
ASSETS

CURRENT ASSETS
Cash and equivalents.....................................................................   $     4,220    $     6,139
Restricted cash..........................................................................            --            150
Receivables, less allowances of $2.225 and $2.109 billion................................         6,411          5,512
Inventories..............................................................................         1,806          1,737
Prepaid expenses and other current assets................................................         1,026            920
                                                                                            -----------    -----------
Total current assets.....................................................................        13,463         14,458
Noncurrent inventories and film costs....................................................         4,916          4,415
Investments, including available-for-sale securities.....................................         3,518          4,703
Property, plant and equipment, net.......................................................        13,676         13,094
Intangible assets subject to amortization, net...........................................         3,522          3,892
Intangible assets not subject to amortization............................................        39,813         39,656
Goodwill.................................................................................        40,416         39,667
Other assets.............................................................................         3,151          3,273
                                                                                            -----------    -----------
Total assets.............................................................................   $   122,475    $   123,158
                                                                                            ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable.........................................................................   $     1,380    $     1,339
Participations payable...................................................................         2,426          2,452
Royalties and programming costs payable..................................................         1,074          1,018
Deferred revenue.........................................................................         1,473          1,653
Debt due within one year.................................................................            92          1,672
Other current liabilities................................................................         6,100          6,468
Current liabilities of discontinued operations...........................................            43             50
                                                                                            -----------    -----------
Total current liabilities................................................................        12,588         14,652
Long-term debt...........................................................................        20,238         20,703
Deferred income taxes....................................................................        15,138         14,943
Deferred revenue.........................................................................           681            749
Mandatorily convertible preferred stock..................................................            --          1,500
Other liabilities........................................................................         5,324          4,288
Noncurrent liabilities of discontinued operations........................................             7             38
Minority interests.......................................................................         5,784          5,514

SHAREHOLDERS' EQUITY
Series LMCN-V common stock, $0.01 par value, 87.2 and 105.7 million shares outstanding...             1              1
Time Warner common stock, $0.01 par value, 4.498 and 4.483 billion shares outstanding....            45             45
Paid-in-capital..........................................................................       155,927        156,252
Accumulated other comprehensive income, net..............................................           (64)           106
Accumulated deficit......................................................................       (93,194)       (95,633)
                                                                                            -----------    -----------
Total shareholders' equity...............................................................        62,715         60,771
                                                                                            -----------    -----------
Total liabilities and shareholders' equity...............................................   $   122,475    $   123,158
                                                                                            ===========    ===========

Note: Certain reclassifications have been made to the prior year's financial information to conform to the December 31, 2005 presentation.

See accompanying notes.

                                TIME WARNER INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                                     THREE MONTHS ENDED DECEMBER 31,         YEAR ENDED DECEMBER 31,
                                                                     -------------------------------   -----------------------------
                                                                        2005              2004             2005             2004
                                                                     ----------        ----------      -----------      --------
                                                                                  (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues:
     Subscription ..........................................        $  5,577         $  5,437         $ 22,222         $ 21,605
     Advertising ...........................................           2,169            2,016            7,612            6,955
     Content ...............................................           3,778            3,348           12,615           12,350
     Other .................................................             363              308            1,203            1,179
                                                                    --------         --------         --------         --------
Total revenues .............................................          11,887           11,109           43,652           42,089
Costs of revenues ..........................................          (6,772)          (6,490)         (25,075)         (24,449)
Selling, general and administrative ........................          (2,840)          (2,799)         (10,478)         (10,274)
Amortization of intangible assets ..........................            (151)            (159)            (597)            (626)
Amounts related to securities litigation and government
  investigations ...........................................             160              (13)          (2,865)            (536)
Merger-related and restructuring costs .....................             (89)             (52)            (117)             (50)
Asset impairments ..........................................              --               --              (24)             (10)
Gains on disposal of assets, net ...........................               5                7               23               21
                                                                    --------         --------         --------         --------
Operating income ...........................................           2,200            1,603            4,519            6,165
Interest expense, net ......................................            (314)            (374)          (1,266)          (1,533)
Other income, net ..........................................              15              153            1,124              521
Minority interest expense, net .............................             (83)             (74)            (285)            (246)
                                                                    --------         --------         --------         --------
Income before income taxes, discontinued operations and
  cumulative effect of accounting change ...................           1,818            1,308            4,092            4,907
Income tax provision .......................................            (452)            (187)          (1,187)          (1,698)
                                                                    --------         --------         --------         --------
Income before discontinued operations and cumulative effect
  of accounting change .....................................           1,366            1,121            2,905            3,209
Discontinued operations, net of tax ........................              --                6               --              121
                                                                    --------         --------         --------         --------
Income before cumulative effect of accounting change .......           1,366            1,127            2,905            3,330
Cumulative effect of accounting change, net of tax .........              --               --               --               34
                                                                    --------         --------         --------         --------
Net income .................................................        $  1,366         $  1,127         $  2,905         $  3,364
                                                                    ========         ========         ========         ========
Basic income per common share before discontinued operations
  and cumulative effect of accounting change ...............        $   0.29         $   0.24         $   0.62         $   0.70

Discontinued operations ....................................              --             0.01               --             0.03
Cumulative effect of accounting change .....................              --               --               --             0.01
                                                                    --------         --------         --------         --------
Basic net income per common share ..........................        $   0.29         $   0.25         $   0.62         $   0.74
                                                                    ========         ========         ========         ========
Average basic common shares ................................         4,635.3          4,576.4          4,648.2          4,560.2
                                                                    ========         ========         ========         ========
Diluted income per common share before discontinued
  operations and cumulative effect of accounting change ....        $   0.29         $   0.24         $   0.62         $   0.68
Discontinued operations ....................................              --               --               --             0.03
Cumulative effect of accounting change .....................              --               --               --             0.01
                                                                    --------         --------         --------         --------
Diluted net income per common share ........................        $   0.29         $   0.24         $   0.62         $   0.72
                                                                    ========         ========         ========         ========
Average diluted common shares ..............................         4,672.1          4,706.8          4,710.0          4,694.7
                                                                    ========         ========         ========         ========

Cash dividends declared per share of common stock ..........        $   0.05         $     --         $   0.10         $     --
                                                                    ========         ========         ========         ========

Note: Certain reclassifications have been made to the prior year's financial information to conform to the December 31, 2005 presentation.

See accompanying notes.

                                TIME WARNER INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             YEAR ENDED DECEMBER 31,
                                   (UNAUDITED)

                                                                                           2005            2004
                                                                                        ----------      ----------
                                                                                                (MILLIONS)
OPERATIONS
Net income (a).......................................................................   $    2,905      $    3,364
Adjustments for noncash and nonoperating items:
      Cumulative effect of accounting change, net of tax.............................           --             (34)
      Depreciation and amortization..................................................        3,277           3,207
      Amortization of film costs.....................................................        3,513           3,547
      Asset impairments..............................................................           25              10
      Gain on investments and other assets, net......................................       (1,086)           (432)
      Equity in (income) losses of investee companies, net of cash distributions.....          (14)             20
Legal reserves related to securities litigation and government investigations........          111             300
Changes in operating assets and liabilities, net of acquisitions.....................       (3,756)         (3,366)
Adjustments relating to discontinued operations......................................          (10)              2
                                                                                        ----------      ----------
Cash provided by operations (b)(c)...................................................        4,965           6,618
                                                                                        ----------      ----------

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired...................................         (680)           (877)
Capital expenditures and product development costs...................................       (3,246)         (3,024)
Investment proceeds from available-for-sale securities...............................          991             532
Other investment proceeds............................................................          439           2,866
                                                                                        ----------      ----------
Cash used by investing activities....................................................       (2,496)           (503)
                                                                                        ----------      ----------

FINANCING ACTIVITIES
Borrowings...........................................................................            6           1,320
Debt repayments......................................................................       (1,995)         (4,523)
Proceeds from exercise of stock options..............................................          307             353
Principal payments on capital leases.................................................         (118)           (191)
Repurchases of common stock..........................................................       (2,141)             --
Dividends paid.......................................................................         (466)             --
Other................................................................................           19              25
                                                                                        ----------      ----------
Cash used by financing activities....................................................       (4,388)         (3,016)
                                                                                        ----------      ----------

INCREASE (DECREASE) IN CASH AND EQUIVALENTS..........................................       (1,919)          3,099
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD..........................................        6,139           3,040
                                                                                        ----------      ----------
CASH AND EQUIVALENTS AT END OF PERIOD................................................   $    4,220      $    6,139
                                                                                        ==========      ==========

------------
(a) Includes net income from discontinued operations of $121 million for the year ended December 31, 2004.

(b) 2005 includes $2.754 billion in payments related to securities litigation and the government investigations. 2004 includes $236 million in payments related to securities litigation and the government investigations.

(c) 2005 includes an approximate $36 million use of cash related to changing the fiscal year end of certain international operations from November 30 to December 31.

Note: Certain reclassifications have been made to the prior year's financial information to conform to the December 31, 2005 presentation.

See accompanying notes.

                                TIME WARNER INC.
       RECONCILIATION OF ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND
                    AMORTIZATION TO OPERATING INCOME BEFORE
                          DEPRECIATION AND AMORTIZATION
                              (MILLIONS, UNAUDITED)

THREE MONTHS ENDED DECEMBER 31, 2005

                                    ADJUSTED                              AMOUNTS
                             OPERATING INCOME/(LOSS)                RELATED TO SECURITIES    GAINS/(LOSSES)  OPERATING INCOME/(LOSS)
                               BEFORE DEPRECIATION       ASSET     LITIGATION & GOVERNMENT        FROM         BEFORE DEPRECIATION
                                AND AMORTIZATION      IMPAIRMENTS     INVESTIGATIONS        ASSET DISPOSALS      AND AMORTIZATION
                             ----------------------   -----------  -----------------------  ---------------  -----------------------
AOL........................         $    342           $       -      $         -             $         -          $     342
Cable......................              985                   -                -                       -                985
Filmed Entertainment(a)....              402                   -                -                       5                407
Networks...................              811                   -                -                       -                811
Publishing.................              448                   -                -                       -                448
Corporate(b)...............             (136)                  -              160                       -                 24
Intersegment elimination...               19                   -                -                       -                 19
                                    --------           ---------      -----------             -----------          ---------
Total......................         $  2,871           $       -      $       160             $         5          $   3,036
                                    ========           =========      ===========             ============         =========

THREE MONTHS ENDED DECEMBER 31, 2004

                                    ADJUSTED                               AMOUNTS
                             OPERATING INCOME/(LOSS)                RELATED TO SECURITIES    GAINS/(LOSSES)  OPERATING INCOME/(LOSS)
                               BEFORE DEPRECIATION       ASSET     LITIGATION & GOVERNMENT       FROM          BEFORE DEPRECIATION
                                AND AMORTIZATION      IMPAIRMENTS     INVESTIGATIONS        ASSET DISPOSALS     AND AMORTIZATION
                             ----------------------   -----------  -----------------------  ---------------  -----------------------
AOL(c).....................         $    326           $      -       $         -             $         7          $     333
Cable......................              887                  -                 -                       -                887
Filmed Entertainment.......              284                  -                 -                       -                284
Networks...................              663                  -                 -                       -                663
Publishing.................              405                  -                 -                       -                405
Corporate(b)...............             (116)                 -               (13)                      -               (129)
Intersegment elimination...              (18)                 -                 -                       -                (18)
                                    --------           --------       -----------             -----------          ---------
Total......................         $  2,431           $      -       $       (13)            $         7          $   2,425
                                    ========           ========       ===========             ===========          =========

----------
(a) For the three months ended December 31, 2005, Operating Income before Depreciation and Amortization includes a $5 million gain related to the sale of a property in California.

(b) For the three months ended December 31, 2005, Operating Income before Depreciation and Amortization includes $160 million in net recoveries related to securities litigation and government investigations. For the three months ended December 31, 2004, Operating Income before Depreciation and Amortization includes $13 million in net expenses related to securities litigation and government investigations.

(c) For the three months ended December 31, 2004, Operating Income before Depreciation and Amortization includes a gain of $7 million related to the sale of Netscape Security Solutions ("NSS").

                                TIME WARNER INC.
       RECONCILIATION OF ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND
                    AMORTIZATION TO OPERATING INCOME BEFORE
                          DEPRECIATION AND AMORTIZATION
                              (MILLIONS, UNAUDITED)

YEAR ENDED DECEMBER 31, 2005

                                    ADJUSTED                             AMOUNTS
                             OPERATING INCOME/(LOSS)                RELATED TO SECURITIES    GAINS/(LOSSES)  OPERATING INCOME/(LOSS)
                               BEFORE DEPRECIATION       ASSET     LITIGATION & GOVERNMENT       FROM          BEFORE DEPRECIATION
                                AND AMORTIZATION      IMPAIRMENTS      INVESTIGATIONS       ASSET DISPOSALS     AND AMORTIZATION
                             ----------------------   -----------  -----------------------  ---------------  -----------------------
AOL(a).....................         $  1,913           $    (24)      $         -             $        10          $   1,899
Cable......................            3,652                  -                 -                       -              3,652
Filmed Entertainment(b)....            1,284                  -                 -                       5              1,289
Networks...................            2,999                  -                 -                       -              2,999
Publishing(c)..............            1,251                  -                 -                       8              1,259
Corporate(d)...............             (430)                 -            (2,865)                      -             (3,295)
Intersegment elimination...               (7)                 -                 -                       -                 (7)
                                    --------           ---------      -----------             -----------          ---------
Total......................         $ 10,662           $     (24)     $    (2,865)            $        23          $   7,796
                                    ========           =========      ===========             ===========          =========

YEAR ENDED DECEMBER 31, 2004

                                    ADJUSTED                              AMOUNTS
                             OPERATING INCOME/(LOSS)                RELATED TO SECURITIES    GAINS/(LOSSES)  OPERATING INCOME/(LOSS)
                               BEFORE DEPRECIATION       ASSET     LITIGATION & GOVERNMENT      FROM           BEFORE DEPRECIATION
                                AND AMORTIZATION      IMPAIRMENTS       INVESTIGATIONS      ASSET DISPOSALS     AND AMORTIZATION
                             ----------------------   -----------  -----------------------  ---------------  -----------------------
AOL(a).....................         $  1,762           $    (10)      $         -             $        20          $   1,772
Cable......................            3,278                  -                 -                       -              3,278
Filmed Entertainment.......            1,474                  -                 -                       -              1,474
Networks(e)................            2,701                  -                 -                      (7)             2,694
Publishing(c)..............            1,188                  -                 -                       8              1,196
Corporate(d)...............             (484)                 -              (536)                      -             (1,020)
Intersegment elimination...              (22)                 -                 -                       -                (22)
                                    --------           --------       -----------             -----------          ---------
Total......................         $  9,897           $    (10)      $      (536)            $        21          $   9,372
                                    ========           ========       ===========             ===========          =========

----------
(a) For the year ended December 31, 2005, Operating Income before Depreciation and Amortization includes a $24 million noncash impairment charge related to goodwill associated with America Online Latin America, Inc. ("AOLA"), an approximate $5 million gain related to the sale of a building and a $5 million gain from the resolution of a previously contingent gain related to the 2004 sale of NSS. For the year ended December 31, 2004, Operating Income before Depreciation and Amortization includes a $10 million noncash impairment charge related to a building that was held for sale, a gain of $13 million related to the sale of AOL Japan and a $7 million gain related to the sale of NSS.

(b) For the year ended December 31, 2005, Operating Income before Depreciation and Amortization includes a $5 million gain related to the sale of a property in California.

(c) For the year ended December 31, 2005, Operating Income before Depreciation and Amortization includes an $8 million gain related to the collection of a loan made in conjunction with the Company's 2003 sale of Time Life Inc. ("Time Life"), which was previously fully reserved due to concerns about recoverability. For the year ended December 31, 2004, Operating Income before Depreciation and Amortization includes an $8 million gain related to the sale of a building.

(d) For the year ended December 31, 2005, Operating Loss before Depreciation and Amortization includes $3 billion in legal reserves related to securities litigation and $135 million in net recoveries related to securities litigation and government investigations. For the year ended December 31, 2004, Operating Income before Depreciation and Amortization includes $510 million in legal reserves related to the government investigations and $26 million in net expenses related to securities litigation and government investigations.

(e) For the year ended December 31, 2004, Operating Income before Depreciation and Amortization includes an approximate $7 million loss related to the sale of the winter sports teams.

                                TIME WARNER INC.
             RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
                      AND AMORTIZATION TO OPERATING INCOME
                              (MILLIONS, UNAUDITED)

THREE MONTHS ENDED DECEMBER 31, 2005

                                             OPERATING INCOME/(LOSS)
                                               BEFORE DEPRECIATION                                              OPERATING
                                                AND AMORTIZATION         DEPRECIATION       AMORTIZATION       INCOME/(LOSS)
                                             ----------------------      ------------       ------------       -------------
AOL......................................         $      342              $    (131)         $     (37)         $     174
Cable....................................                985                   (411)               (19)               555
Filmed Entertainment(a)..................                407                    (32)               (68)               307
Networks.................................                811                    (65)                (5)               741
Publishing...............................                448                    (34)               (22)               392
Corporate(b)...........................                   24                    (12)                 -                 12
Intersegment elimination.................                 19                      -                  -                 19
                                                  ----------              ---------          ---------          ---------
Total....................................         $    3,036              $    (685)         $    (151)         $   2,200
                                                  ==========              =========          =========          =========

THREE MONTHS ENDED DECEMBER 31, 2004

                                             OPERATING INCOME/(LOSS)
                                               BEFORE DEPRECIATION                                              OPERATING
                                                AND AMORTIZATION         DEPRECIATION       AMORTIZATION       INCOME/(LOSS)
                                             ----------------------      ------------       ------------       -------------
AOL(c)...................................         $      333              $    (164)         $     (49)         $     120
Cable....................................                887                   (370)               (20)               497
Filmed Entertainment.....................                284                    (29)               (54)               201
Networks.................................                663                    (57)                (4)               602
Publishing...............................                405                    (32)               (32)               341
Corporate(b)............................                (129)                   (11)                 -               (140)
Intersegment elimination.................                (18)                     -                  -                (18)
                                                  ----------              ---------          ---------          ---------
Total....................................         $    2,425              $    (663)         $    (159)         $   1,603
                                                  ==========              =========          =========          =========

----------
(a) For the three months ended December 31, 2005, Operating Income before Depreciation and Amortization and Operating Income include a $5 million gain related to the sale of a property in California.

(b) For the three months ended December 31, 2005, Operating Income before Depreciation and Amortization and Operating Income include $160 million in net recoveries related to securities litigation and government investigations. For the three months ended December 31, 2004, Operating Income before Depreciation and Amortization and Operating Income include $13 million in net expenses related to securities litigation and government investigations.

(c) For the three months ended December 31, 2004, Operating Income before Depreciation and Amortization and Operating Income include a gain of $7 million related to the sale of NSS.

                                TIME WARNER INC.
             RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
                      AND AMORTIZATION TO OPERATING INCOME
                              (MILLIONS, UNAUDITED)

YEAR ENDED DECEMBER 31, 2005

                                           OPERATING INCOME/(LOSS)
                                             BEFORE DEPRECIATION                                          OPERATING
                                              AND AMORTIZATION        DEPRECIATION     AMORTIZATION     INCOME/(LOSS)
                                           ----------------------     ------------     ------------     -------------
AOL(a)...................................         $   1,899            $    (557)        $  (174)         $  1,168
Cable....................................             3,652               (1,588)            (76)            1,988
Filmed Entertainment(b)..................             1,289                 (121)           (225)              943
Networks.................................             2,999                 (238)            (23)            2,738
Publishing(c)............................             1,259                 (132)            (99)            1,028
Corporate(d)............................             (3,295)                 (44)              -            (3,339)
Intersegment elimination.................                (7)                   -               -                (7)
                                                  ---------            ---------          ------          --------
Total....................................         $   7,796            $  (2,680)         $ (597)         $  4,519
                                                  =========            =========          ======          ========

YEAR ENDED DECEMBER 31, 2004

                                           OPERATING INCOME/(LOSS)
                                             BEFORE DEPRECIATION                                         OPERATING
                                               AND AMORTIZATION       DEPRECIATION     AMORTIZATION     INCOME/(LOSS)
                                           ----------------------     ------------     ------------     -------------
AOL(a)...................................         $   1,772            $    (662)        $  (176)         $    934
Cable....................................             3,278               (1,438)            (76)            1,764
Filmed Entertainment.....................             1,474                 (104)           (213)            1,157
Networks(e)..............................             2,694                 (212)            (21)            2,461
Publishing(c)............................             1,196                 (122)           (140)              934
Corporate(d)............................             (1,020)                 (43)              -            (1,063)
Intersegment elimination.................               (22)                   -               -               (22)
                                                  ---------             --------         -------           -------
Total....................................         $   9,372             $ (2,581)        $  (626)          $ 6,165
                                                  =========             ========         =======           =======


----------
(a) For the year ended December 31, 2005, Operating Income before Depreciation and Amortization and Operating Income include a $24 million noncash impairment charge related to goodwill associated with AOLA, an approximate $5 million gain related to the sale of a building and a $5 million gain from the resolution of a previously contingent gain related to the 2004 sale of NSS. For the year ended December 31, 2004, Operating Income before Depreciation and Amortization and Operating Income include a $10 million noncash impairment charge related to a building that was held for sale, a gain of $13 million related to the sale of AOL Japan and a $7 million gain related to the sale of NSS.

(b) For the year ended December 31, 2005, Operating Income before Depreciation and Amortization and Operating Income include a $5 million gain related to the sale of a property in California.

(c) For the year ended December 31, 2005, Operating Income before Depreciation and Amortization and Operating Income include an $8 million gain related to the collection of a loan made in conjunction with the Company's 2003 sale of Time Life, which was previously fully reserved due to concerns about recoverability. For the year ended December 31, 2004, Operating Income before Depreciation and Amortization and Operating Income include an $8 million gain related to the sale of a building.

(d) For the year ended December 31, 2005, Operating Loss before Depreciation and Amortization and Operating Income (Loss) include $3 billion in legal reserves related to securities litigation and $135 million in net recoveries related to securities litigation and government investigations. For the year ended December 31, 2004, Operating Income before
      Depreciation and Amortization and Operating Income include $510 million in legal reserves related to the government investigations and $26 million in net expenses related to securities litigation and government investigations.

(e) For the year ended December 31, 2004, Operating Income before Depreciation and Amortization and Operating Income include an approximate $7 million loss related to the sale of the winter sports teams.

                                TIME WARNER INC.
         RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
                              (MILLIONS, UNAUDITED)

                                                    THREE MONTHS ENDED DECEMBER 31,  YEAR ENDED DECEMBER 31,
                                                    -------------------------------  -----------------------
                                                          2005          2004           2005           2004
                                                       ----------     --------       ---------     ---------
Cash provided (used) by operations................     $     (632)    $  1,230       $   4,965     $   6,618
Less discontinued operations:
     Net loss.....................................              -           (6)              -          (121)
     Other changes................................              2           13              10            (2)
                                                       ----------     --------       ---------     ---------
Cash provided (used) by continuing operations.....           (630)       1,237           4,975         6,495
Add payments related to securities litigation and
     government investigations....................          2,429          213           2,754           236
Less capital expenditures and product
     development costs............................           (987)      (1,003)         (3,246)       (3,024)
Less principal payments on capital leases.........            (24)         (43)           (118)         (191)
                                                       ----------     --------       ---------     ---------

Free Cash Flow(a).................................     $      788     $    404       $   4,365     $   3,516
                                                       ==========     ========       =========     =========

----------
(a) Free Cash Flow is cash provided by operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries), less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any.

                                TIME WARNER INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF BUSINESS, RECENT TRANSACTIONS AND BASIS OF PRESENTATION

DESCRIPTION OF BUSINESS

Time Warner Inc. ("Time Warner" or the "Company") is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing. Time Warner classifies its business interests into five reportable segments: AOL: consisting principally of interactive services; Cable: consisting principally of interests in cable systems that provide video programming, high-speed data and Digital Phone services; Filmed Entertainment: consisting principally of feature film, television and home video production and distribution; Networks: consisting principally of cable television and broadcast networks; and Publishing: consisting principally of magazine and book publishing.

RECENT TRANSACTIONS

The WB Network JV

On January 24, 2006, Warner Bros. Entertainment Inc. ("Warner Bros.") and CBS Corp. ("CBS") announced an agreement in principle to form a new fully-distributed national broadcast network. At the same time, Warner Bros. and CBS are preparing to cease the standalone operations of The WB Network and UPN, respectively, at the end of the 2005/2006 television season (September 2006). Warner Bros. and CBS will each own 50% of the new network and will have joint and equal control. In addition, Warner Bros. has reached an agreement in principle with Tribune Corp. ("Tribune"), currently a subordinated 22.25% limited partner in The WB Network, under which Tribune will surrender its ownership interest in The WB Network and will receive a subordinated participation in the new network.

Upon closing of this transaction, the Company will account for this investment under the equity method of accounting. The Company anticipates that prior to the close of this transaction, the Company will incur restructuring charges ranging from $15 million to $20 million related to employee terminations. In addition, the Company may incur costs in terminating certain programming arrangements that will not be contributed to the new network or utilized in another manner.

AOL-Google Alliance

During December 2005, the Company announced that AOL was expanding its current strategic alliance with Google to enhance its global online advertising partnership and make more of AOL's content available to Google users. Under the alliance, Google and AOL will continue to provide search technology to AOL's network of Internet properties worldwide. Other key aspects of the alliance include:

- Creating an AOL Marketplace through white labeling of Google's advertising technology, which enables AOL to sell search advertising directly to advertisers on AOL-owned properties;

- Expanding display advertising available for AOL to sell throughout the Google network;

-     Making AOL content more accessible to Google Web crawlers;

- Collaborating in video search and showcasing AOL's premium video service within Google Video;

- Enabling Google Talk and AIM instant messaging users to communicate with each other, provided certain conditions are met; and

- Providing AOL marketing credits for promotion of AOL's content on Google's Internet properties.

In addition, Google will invest $1 billion for a 5% equity interest in a limited liability company that will own all of the outstanding equity interests in AOL. The Company expects these transactions with Google to close during the first quarter of 2006.

                                TIME WARNER INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Amounts Related to Securities Litigation

In July 2005, the Company reached an agreement in principle for the settlement of the securities class action lawsuits included in the matters consolidated under the caption In re: AOL Time Warner Inc. Securities & "ERISA" Litigation described in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 (the "2004 Form 10-K"). The settlement is reflected in a written agreement between the lead plaintiff and the Company. On September 30, 2005, the court issued an order granting preliminary approval of the settlement and certified the settlement class. The court has scheduled the final approval hearing for February 22, 2006. At this time, there can be no assurance that the settlement of the securities class action litigation will receive final court approval. In connection with reaching the agreement in principle on the securities class action, the Company established a reserve of $2.4 billion during the second quarter of 2005. Ernst & Young LLP also has agreed to a settlement in this litigation matter and will pay $100 million. Pursuant to the settlement, in October 2005 Time Warner paid $2.4 billion into a settlement fund (the "MSBI Settlement Fund") for the members of the class represented in the action. In addition, the $150 million previously paid by Time Warner into a fund in connection with the settlement of the investigation by the U.S. Department of Justice ("DOJ") was transferred to the MSBI Settlement Fund, and Time Warner is using its best efforts to have the $300 million it previously paid in connection with the settlement of its Securities and Exchange Commission ("SEC") investigation, or at least a substantial portion thereof, transferred to the MSBI Settlement Fund.

In addition to the $2.4 billion reserve established in connection with the agreement in principle regarding the settlement of the MSBI consolidated securities class action, during the second quarter of 2005 the Company established an additional reserve totaling $600 million in connection with the other related securities litigation matters, described in pages 39-42 of the 2004 Form 10-K, that are pending against the Company. This $600 million amount continues to represent the Company's current best estimate of its potential financial exposure in these matters, including the remaining individual shareholder suits, the derivative actions and the actions alleging violations of the Employee Retirement Income Security Act ("ERISA").

The Company reached an agreement with the carriers on its directors and officers insurance policies in connection with the securities and derivative action matters described above and in pages 38-42 of the 2004 Form 10-K (other than the actions alleging violations of ERISA described on page 39 of the 2004 Form 10-K). As a result of this agreement, the Company has recorded a recovery of approximately $185 million, which is expected to be collected in the first quarter of 2006 and is reflected as a reduction to "Amounts related to securities litigation and government investigations" in the accompanying consolidated statement of operations for the year ended December 31, 2005.

                                TIME WARNER INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Update on Status of Government Investigations

As previously disclosed by the Company, the SEC and the DOJ had been conducting investigations into the accounting and disclosure practices of the Company. Those investigations focused on advertising transactions, principally involving the Company's America Online segment, the methods used by the America Online segment to report its subscriber numbers and the accounting related to the Company's interest in AOL Europe prior to January 2002. During 2004, the Company established $510 million in legal reserves related to the government investigations, the components of which are discussed in more detail in the following paragraphs.

The Company and its subsidiary, AOL, entered into a settlement with the DOJ in December 2004 that provided for a deferred prosecution arrangement for a two-year period. As part of the settlement with the DOJ, in December 2004, the Company paid a penalty of $60 million and established a $150 million fund, which the Company could use to settle related securities litigation. The fund is reflected as restricted cash on the Company's accompanying consolidated balance sheet at December 31, 2004. During October 2005, the $150 million was transferred by the Company into the settlement fund for the members of the class covered by the consolidated securities class action described above under the heading "Amounts Related to Securities Litigation."

In addition, on March 21, 2005, the Company announced that the SEC had approved the Company's proposed settlement, which resolved the SEC's investigation of the Company.

Under the terms of the settlement with the SEC, the Company agreed, without admitting or denying the SEC's allegations, to be enjoined from future violations of certain provisions of the securities laws and to comply with the cease-and-desist order issued by the SEC to AOL in May 2000. The settlement also required the Company to:

- Pay a $300 million penalty, which will be used for a Fair Fund, as authorized under the Sarbanes-Oxley Act;

- Adjust its historical accounting for Advertising revenues in certain transactions with Bertelsmann, A.G. that were improperly or prematurely recognized, primarily in the second half of 2000, during 2001 and during 2002; as well as adjust its historical accounting for transactions involving three other AOL customers where there were Advertising revenues recognized in the second half of 2000 and during 2001;

- Adjust its historical accounting for its investment in and consolidation of AOL Europe; and

- Agree to the appointment of an independent examiner, who will either be or hire a certified public accountant. The independent examiner will review whether the Company's historical accounting for transactions with 17 counterparties identified by the SEC staff, principally involving online advertising revenues and including three cable programming affiliation agreements with related advertising elements, was in conformity with GAAP, and provide a report to the Company's audit and finance committee of its conclusions, originally within 180 days of being engaged. The transactions that would be reviewed were entered into between June 1, 2000 and December 31, 2001, including subsequent amendments thereto, and involved online advertising and related transactions for which revenue was principally recognized before January 1, 2002.

The Company paid the $300 million penalty in March 2005; however, it will not be able to deduct the penalty for income tax purposes, be reimbursed or indemnified for such payment through insurance or any other source, or use such payment to setoff or reduce any award of compensatory damages to plaintiffs in related securities litigation pending against the Company. As described above, in connection with the pending settlement of the consolidated securities class action, the Company is using its best efforts to have the $300 million, or a substantial portion thereof, transferred to the settlement fund for the members of the class represented in the action. The historical accounting adjustments were reflected in the restatement of the Company's financial results for each of the years ended December 31,

                                TIME WARNER INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

2000 through December 31, 2003, which were included in the Company's 2004 Form 10-K.

The independent examiner has begun its review, which as a result of an extension, is expected to be completed in the second quarter of 2006. Depending on the independent examiner's conclusions, a further restatement might be necessary. It is also possible that, so long as there are unresolved issues associated with the Company's financial statements, the effectiveness of any registration statement of the Company or its affiliates may be delayed.

Common Stock Dividends

On May 20, 2005, the Company announced that it would begin paying a regular quarterly cash dividend of $0.05 per share on its common stock beginning in the third quarter 2005. Under this dividend program, on September 15, 2005 and December 15, 2005, the Company paid cash dividends of $0.05 per share on its common stock, to shareholders of record on August 31, 2005 and November 30, 2005, respectively. The total amount of dividends paid during 2005 was $466 million.

Adelphia Acquisition Agreement

On April 20, 2005, a subsidiary of the Company, Time Warner NY Cable LLC ("TW NY"), and Comcast Corporation ("Comcast") each entered into separate definitive agreements with Adelphia Communications Corporation ("Adelphia") to, collectively, acquire substantially all the assets of Adelphia for a total of $12.7 billion in cash (of which TW NY will pay $9.2 billion and Comcast will pay the remaining $3.5 billion) and 16% of the common stock of Time Warner Cable Inc. ("TWC Inc.").

At the same time that Comcast and TW NY entered into the Adelphia agreements, Comcast, TWC Inc. and/or their respective affiliates entered into agreements providing for the redemption of Comcast's interests in TWC Inc. and Time Warner Entertainment Company, L.P. ("TWE") (the "TWC Inc. Redemption Agreement" and the "TWE Redemption Agreement," respectively, and, collectively, the "TWC Inc. and TWE Redemption Agreements"). Specifically, Comcast's 17.9% interest in TWC Inc. will be redeemed in exchange for stock of a subsidiary of TWC Inc. holding cable systems serving approximately 587,000 subscribers (as of December 31, 2004), as well as approximately $1.9 billion in cash. In addition, Comcast's 4.7% interest in TWE will be redeemed in exchange for interests in a subsidiary of TWE holding cable systems serving approximately 168,000 subscribers (as of December 31, 2004), as well as approximately $133 million in cash. TWC Inc., Comcast and their respective subsidiaries will also swap certain cable systems to enhance their respective geographic clusters of subscribers ("Cable Swaps").

After giving effect to the transactions, TWC Inc. will gain systems passing approximately 7.5 million homes (as of December 31, 2004), with approximately
3.5 million basic subscribers. TWC Inc. will then manage a total of approximately 14.4 million basic subscribers. Time Warner will own 84% of TWC Inc.'s common stock (including 83% of the outstanding TWC Inc. Class A Common Stock, which will become publicly traded at the time of closing, and all outstanding shares of TWC Inc. Class B Common Stock) and own a $2.9 billion indirect economic interest in TW NY, a subsidiary of TWC Inc.

These transactions are subject to customary regulatory review and approvals, including Hart-Scott-Rodino antitrust approval, Federal Communications Commission ("FCC") and local franchise approvals, as well as, in the case of the Adelphia acquisition, the Adelphia bankruptcy process, which involves approvals by the bankruptcy court having jurisdiction over Adelphia's Chapter 11 case and Adelphia's creditors. Closing of the Adelphia acquisition is expected during the first half of 2006.

                                TIME WARNER INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

The purchase of Adelphia's assets is not dependent on the closing of the Cable Swaps or the transactions contemplated by the TWC Inc. and TWE Redemption Agreements. Furthermore, if Comcast fails to obtain certain necessary governmental authorizations, TW NY has agreed to acquire the cable operations of Adelphia that would have been acquired by Comcast, with the purchase price payable in cash or TWC Inc. stock at the Company's discretion.

Urban Cable Works of Philadelphia, L.P.

On November 22, 2005, TWC Inc. purchased the remaining 60% interest in Urban Cable Works of Philadelphia, L.P. ("Urban Cable"), an operator of cable systems in Philadelphia, Pennsylvania with approximately 47,000 basic subscribers. The purchase price consisted of $54 million in cash and the assumption of $44 million of Urban Cable's third-party debt. Prior to TWC Inc.'s acquisition of the remaining interest, Urban Cable was an unconsolidated joint venture of TWC Inc., which was 40% owned by TWC Inc. and 60% owned by an investment group led by Inner City Broadcasting ("Inner City"). Under a management agreement, TWC Inc. was responsible for the day-to-day management of Urban Cable. During 2004, TWC Inc. made cash payments of $34 million to Inner City to settle certain disputes regarding the joint venture. In conjunction with the proposed Adelphia acquisition described above, Urban Cable will be transferred to Comcast as part of the Cable Swaps. For additional details, please refer to the subsection titled "Adelphia Acquisition Agreement" above. From the time it was consolidated through December 31, 2005, Urban Cable contributed Subscription revenues and Operating Income of $7 million and $1 million, respectively.

BASIS OF PRESENTATION

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement of Financial Accounting Standards ("Statement") No. 123 (Revised), "Share-Based Payment" ("FAS 123R"). FAS 123R requires all companies to measure compensation costs for all share-based payments (including employee stock options) at fair value and recognize such costs in the statement of operations. As a result, the application of the provisions of FAS 123R will have a significant impact on Operating Income before Depreciation and Amortization, Operating Income, Net Income and Earnings per Share. In the accompanying financial statements, the Company accounts for share-based compensation using the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company will adopt FAS 123R beginning January 1, 2006 and plans to restate previously reported amounts as allowed by FAS 123R.

In accordance with APB 25 and related interpretations, compensation expense for stock options is recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock. The compensation costs related to stock options recognized by the Company pursuant to APB 25 were minimal. If a company measures share-based compensation using APB 25, it must also disclose what the impact would have been if it had measured share-based compensation using the fair value of the equity award on the date it is granted as provided in FAS 123, the predecessor of FAS 123R. If compensation costs for the Company's stock option plans had been determined based on the fair value method set forth in FAS 123, the Company would have recorded $319 million and $544 million of additional compensation expense from continuing operations on a pre-tax basis for the years ended December 31, 2005 and 2004, respectively.

RECLASSIFICATIONS

Certain reclassifications have been made to the prior year's financial information to conform to the December 31, 2005 presentation.

\
                                TIME WARNER INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 2:  INTERSEGMENT TRANSACTIONS

In the normal course of business, the Time Warner segments enter into transactions with one another. The most common types of intersegment transactions include:

- The Filmed Entertainment segment generating Content revenues by licensing television and theatrical programming to the Networks segment;

- The Networks segment generating Subscription revenues by selling cable network programming to the Cable segment;

- The Cable segment recognizing Subscription revenues by offering the AOL service to its subscribers;

- The AOL, Cable, Networks and Publishing segments generating Advertising revenues by cross-promoting the products and services of all Time Warner segments; and

- The AOL segment generating Other revenues by providing the Cable segment's customers access to the AOL Transit Data Network for high-speed access to the Internet.

These intersegment transactions are recorded by each segment at estimated fair value as if the transactions were with third parties and, therefore, impact segment performance. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses recognized by the segment that is counterparty to the transaction) are eliminated in consolidation and, therefore, do not themselves impact consolidated results. Additionally, transactions between divisions within the same reporting segment (e.g., a transaction between HBO and Turner Broadcasting System, Inc. within the Networks segment) are eliminated in arriving at segment performance and, therefore, do not themselves impact segment results.

Revenues recognized by Time Warner's segments on intersegment transactions are as follows:

                                               THREE MONTHS ENDED DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                               -------------------------------      -----------------------
                                                      2005           2004              2005          2004
                                                     ------         -----            -------       -------
                                                                        (MILLIONS)
INTERSEGMENT REVENUES(a)
AOL.................................                 $   10         $  14            $    28       $    59
Cable...............................                      8            17                 40            54
Filmed Entertainment................                    210           264                749           757
Networks............................                    155           159                595           602
Publishing..........................                     32            27                 98            87
                                                     ------         -----            -------       -------

Total intersegment revenues.........                 $  415         $ 481            $ 1,510       $ 1,559
                                                     ======         =====            =======       =======

----------
(a) Intersegment revenues include intercompany Advertising revenues of $55 million and $57 million for the three months ended December 31, 2005 and 2004, respectively, and $176 million and $162 million for the year ended December 31, 2005 and 2004, respectively.